File Number: 58414-0012

Exhibit 5.1

February 13, 2009

Ruby Creek Resources Inc.
Suite 400, 409 Granville Street
Vancouver, British Columbia, Canada V6T 1T2

Attention:          Mr. Brian Roberts, President, Chief Executive Officer and a director

Dear Mr. Roberts

Ruby Creek Resources Inc.
Post-Effective Amendment to Registration Statement on Form S-1/A

We have acted as legal counsel to Ruby Creek Resources Inc., a Nevada corporation (the "Company"), in connection with the Company's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 on Form S-1/A (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on February 13, 2009. The Registration Statement is a post-effective amendment to the Company's Registration Statement on Form SB-2 (the "SB-2 Registration Statement") that went effective as of November 17, 2006.

The Registration Statement relates to the registration of an aggregate of 2,737,000 shares of common stock of the company (collectively, the "Shares") for resale by certain selling shareholders (the "Selling Shareholders"). Of the 2,737,000 Shares, 752,500 have been sold, leaving a balance of 1,984,500 Shares.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated February 13, 2009 and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares; (e) the subscription agreements entered into between the Selling Shareholders and the Company with respect to the purchase of the Shares (the "Subscription Agreements"); (f) an Officer's Certificate executed by Brian Roberts, President, Chief Executive Officer and a director of the Company; and (g) such statutes, records and other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company;

    we have assumed (a) the genuineness of all signatures on documents examined by us, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (d) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

    we have assumed that each Subscription Agreement pursuant to which the securities described above have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto, and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms; and

    we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

"Lang Michener LLP"